Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 878,262,639.04	0.0001381	$ 121,288.07
Fees Previously Paid
	Total Transaction Valuation:	$ 878,262,639.04
	Total Fees Due for Filing:			$ 121,288.07
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 121,288.07
Offering Note
[1]	Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of August 6, 2026, by and among Beazer Homes USA, Inc., Dream Finders Homes, Inc. and Bulldogs Merger Sub, Inc. (i) Title of each class of securities to which the transaction applies: Common stock, $0.001 par value, of Beazer Homes USA, Inc. ("Shares"). (ii) Aggregate number of securities to which the transaction applies: As of the close of business on August 28, 2026, the maximum number of Shares to which this transaction applies is estimated to be 25,771,906, which consists of: a. 25,749,495 Shares issued and outstanding that are entitled to receive the per Share Merger Consideration (including Shares issued as Company RSAs and Company Performance-Based RSAs (at the target level for the applicable performance goals)); and b. 22,411 Shares subject to issuance pursuant to outstanding Company Options. (iii) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on August 28, 2026, the underlying value of the transaction was calculated as the sum of: a. the product of 25,749,495 Shares issued and outstanding that are entitled to receive the per Share Merger Consideration, multiplied by the Merger Consideration of $33.50; b. the product of 22,411 Shares subject to issuance pursuant to outstanding Company Options, multiplied by $10.57 (which is the difference between $33.50 and the weighted average exercise price of $22.93); and c. $15,417,672.00 in respect of Company Performance-Based Cash Awards (at the target level for the applicable performance goals) (such sum, the "Total Consideration"). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources